Exhibit 99.1

Advanta Announces Extension of Expiration Date in Connection with its Pending Tender Offer for Advanta Capital Trust I 8.99% Capital Securities (CUSIP No. 007922AC1) Commenced on May 11, 2009

SPRING HOUSE, Pa.--(BUSINESS WIRE)--June 9, 2009--Advanta Corp. (NASDAQ:ADVNB; ADVNA) today announced that it is extending the expiration date for its previously announced cash tender offer for any and all of the $100 million of outstanding Advanta Capital Trust I 8.99% Capital Securities (the “Capital Securities”). The “Expiration Date,” as set forth in the Company’s Offer to Purchase, dated May 11, 2009, and the related Letter of Transmittal (together, and as amended or supplemented by the information set forth in this press release, the “Offer Documents”), is being extended to 5:00 p.m., New York City time, on Monday, June 15, 2009 (the “New Expiration Date”). The offer is being extended at this time because of information about the Company that was disclosed in a Form 8-K filing and press release on June 8, 2009. The “Settlement Date” will be promptly following the New Expiration Date and is expected to be June 18, 2009. Tendered Capital Securities (including any Capital Securities that were tendered on or prior to the original Expiration Date) may be withdrawn in accordance with the terms of the Tender Offer at any time prior to 5:00 p.m., New York City time, on the New Expiration Date. Holders who have previously tendered their Capital Securities and who do not validly withdraw their Notes will continue to be eligible to receive the tender offer consideration without the need to re-tender their Notes or take any other action in response to this extension. If tenders are validly withdrawn before the New Expiration Date, Holders will no longer be eligible to receive the tender offer consideration.

The terms and conditions of the Tender Offer, as extended, are set forth in the Offer Documents. Except as described above, all other terms and conditions of the Tender Offer, as extended, remain in full force and effect.

As of 5:00 p.m., New York City time, on June 8, 2009, the Company had received tenders with respect to approximately $7 million of the aggregate principal amount of the outstanding Capital Securities pursuant to the Tender Offer.

Sandler, O’Neill + Partners, L.P. is acting as dealer manager for the Tender Offer, as amended. Questions regarding the transaction and the procedures for tendering may be directed to Sandler, O’Neill by telephone at (866) 805-4128 (toll-free).

Global Bondholder Services Corporation is the information agent for the Tender Offer, as amended. Requests for documentation should be directed to Global Bondholder Services at (866) 470-4200 (toll-free).

This legal announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Tender Offer, as amended, is being made solely pursuant to the Offer Documents which set forth the complete terms of the Tender Offer, as amended.

About Advanta

Advanta manages one of the nation’s largest credit card portfolios (through Advanta Bank Corp.) in the small business market. Founded in 1951, Advanta has long been an innovator in developing and introducing many of the marketing techniques that are common in the financial services industry today. Learn more about Advanta at www.advanta.com.

This Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ from those projected. The most significant of these risks and uncertainties are the impact of litigation and legal, regulatory, administrative and other claims, investigations or proceedings. The cautionary statements provided above are being made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 for any such forward-looking information. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

CONTACT:
Cash Tender Offer

Global Bondholder Services Corporation
Information Agent
866-470-4200

Sandler, O’Neill + Partners, L.P.
Dealer Manager
Katherine Orr
866-805-4128
212-466-8038
korr@sandleroneill.com

Advanta

Amy B. Holderer
Vice President, Investor & Media Relations
(215) 444-5335
aholderer@advanta.com